Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in the Registration Statement of Cascade Coaching Corp. on the Form SB-2 of our report dated July 11, 2005 appearing in this Registration Statement. We also consent to the reference to us under the heading "Experts" in this registration statement.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston,Texas

October 13, 2005